Exhibit 23.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion of information included or incorporated by reference in this Registration Statement on Form S-8 of Earthstone Energy, Inc. with respect to the information from our firm’s reserve report dated June 26, 2017, included in the Annual Report on Form 10-K/A of Earthstone Energy, Inc. for the year ended December 31, 2016, filed with the SEC on July 31, 2017, as well as in the notes to the financial statements included therein, in reliance upon the report of this firm and upon the authority of this firm as experts in petroleum engineering.

CAWLEY, GILLESPIE & ASSOCIATES, INC.

Texas Registered Engineering Firm F-693

By: /s/ W. Todd Brooker, P.E.

W. Todd Brooker

President

Houston, Texas

October 31, 2017